Exhibit 23.3

CONSENT OF GLJ PETROLEUM CONSULTANTS LTD.

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Marathon Oil Corporation to be filed with the Securities and Exchange Commission on or about January 25, 2017, of all references to our firm and information from our summary reports on audits of the estimated quantities of certain proved reserves of oil and  gas, net to the Company’s interest, as of December 31, 2013, December 31, 2014 and December 31, 2015,  included in or made a part of Marathon Oil Corporation’s Annual Report on Form 10-K for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the prospectus forming part of such Registration Statement.

Yours very truly,

GLJ PETROLEUM CONSULTANTS LTD.

Tim R. Freeborn, P. Eng.
Vice President

Dated: January 25, 2017
Calgary, Alberta
CANADA

4100, 400 - 3rd Avenue SW Calgary, AB, Canada T2P 4H2 (403) 266-9500 GLJPC.com